AGCA, Inc. Certified Public Accountants

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated March 30, 2010, except for Note 1(D) as to which the date is July 12, 2010, on audits of consolidated financial statements of Lihua International, Inc. and subsidiaries for the years ended December 31, 2009 and 2008 (our “Report”) in the Annual Report on Form 10-K/A of Lihua International, Inc. for the year ended December 31, 2010 to be filed on or about April 25, 2011.

We further consent to the incorporation by reference of our Report in registration statements No. 333-164269, on Form S-3 and Post Effective Amendment No. 2 to Form S-1 on Form S-3 (Registration No. 333-156120) of Lihua International, Inc., already filed.

/s/ AGCA, Inc.
Arcadia, California
April 25, 2011

735 W. Duarte Road, Arcadia, CA 91007
Phone: (626) 446-4000  •  Fax: (626) 446-4002  •  E-mail: info@agcacpa.com